Exhibit 99.1


News Release

Atlas Air
2000 Westchester Avenue
Purchase, NY  10577-2543


Contact:     Vicki L. Foster
             (914) 701-8400

Atlas Air Responds to Market Rumors


Purchase, NY (November 29, 2000) - Atlas Air today issued the following statement in regard to its current case pending in Federal Court for the District of Columbia. The case concerns Atlas Air's exclusion of its pilots from the corporate Profit Sharing Plan following certification of a collective bargaining unit in April 1999. Although the Federal District Court upheld this exclusion in December of 1999, on November 21, 2000 the Court of Appeals reversed the lower court's decision and remanded back to the Federal District Court.

While Atlas Air believes it is premature to speculate or to make assumptions as to what the ultimate disposition of the case will be, the Company believes that when the Appellate Court reversed the decision, it did so without fully deciding issues still central to the resolution of the case. On remand, there remain considerable issues to be litigated including findings of fact, eligibility, remedies, and damages. The Federal District Court's determination in these and other areas of dispute remain open to further appeals by both parties. It could well be six months to a year or longer before a final judgment is entered in this case.

Atlas Air continues to believe that exclusion was proper under the terms of the Profit Sharing Plan and will exhaust all legal remedies in defense of that Plan. Should the courts ultimately decide that Atlas Air should have included pilots in the Profit Sharing Plan, Atlas Air has preliminarily determined that the maximum cash distribution through the year 2000 would be approximately $16 million dollars.

Atlas Air is a United States certificated air carrier that operates a fleet of 747 freighters under ACMI contracts. These contracts include the provision by Atlas Air of aircraft, crew, maintenance and insurance for some of the world's leading international airlines. Atlas Air operates scheduled flights on behalf of its customer airlines to 101 cities in 46 countries.


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To the extent that any of the statements contained herein relating to the
Company's expectations, assumptions and other Company matters are forward-looking, they are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to, risks associated with: worldwide business and economic conditions; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; normalized aircraft operating costs and reliability; management of growth; the continued productivity of its workforce; dependence on key personnel; and regulatory matters. For additional information regarding these and other risk factors, reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the period ended September 30, 2000.